Exhibit 99.1

CVS Health Presents Strategy for Revolutionizing Consumer Health Experience While Driving Profitable Growth

Advancement of Health Services and Primary Care Capabilities Will Augment Performance in Foundational Businesses While Creating New Opportunities in High-Growth Markets

Updating 2021 Adjusted EPS Guidance to at Least $8.00; Initiating 2022 Guidance for Adjusted EPS of
$8.10 - $8.30 and GAAP EPS of $7.04 - $7.24

Returning Capital to Shareholders Through 10% Dividend Raise and $10 Billion Share Repurchase Program

WOONSOCKET, R.I., December 9, 2021 – Today at its 2021 Investor Day, the CVS Health (NYSE: CVS) leadership team will present a strategy that capitalizes on the significant opportunity to make health care more convenient, personalized and affordable for consumers. Leaders will articulate how investing in high-growth areas of the business and introducing new health products, services and technologies will enhance shareholder value. The company will also provide greater visibility into its near- and long-term financial performance expectations.

“Now is the time to undertake our next major evolution and capitalize on our role as the leading health solutions company in America,” said CVS Health President and CEO Karen S. Lynch. “By leaning into our high-growth foundational businesses and expanding our reach in areas like health services and primary care, we have an opportunity to shift care to be more centered around the consumer while capturing a meaningfully greater portion of health care spend. Ultimately, this plan is only possible with our unique combination of assets which will allow us to lower costs, increase access to quality care and improve health outcomes for consumers, patients and members – while delivering superior results for shareholders.”

The CVS Health management team will focus on priority areas for strategic growth, including:

•Maximizing growth in the company’s foundational businesses by continuing to position its existing assets to deliver market-leading health solutions and focusing on high-growth opportunities.

•Advancing primary care delivery capabilities by guiding consumers across the care continuum to sites and to providers that meet their needs – both in person and virtually. This approach will complement the traditional provider network and continue to expand ways to utilize risk-based arrangements and value-based care.

•Optimizing the retail portfolio to serve as community health destinations by pivoting the store footprint to focus on advanced primary care centers, enhanced HealthHUB locations and traditional CVS Pharmacy stores. As announced last month, the company will close approximately 900 stores over the next three years to reduce store density and ensure it has the right kinds of stores in the right locations for consumers and for the business.

•Launching new all-payer health products and services which will diversify the company’s growth portfolio with new health solutions for employers, consumers and health plans. This will include the expansion of home health services, the launch of health-related subscription models for broader populations, the commercialization of analytics and insights, and establishing all-payer and provider enablement services.

•Driving a digital-first, technology-forward approach that will expand the company’s reach and engagement with its more than 35 million online members, launching new consumer-centric services and offerings, enhancing the customer experience and streamlining business operations – leading to higher customer satisfaction levels and lower costs.

•Enhancing omnichannel health services to meet the needs of consumers when and where they want them, including at home, virtually and in the community. This will include execution of the company’s omnichannel pharmacy strategy, with integration across all fulfillment channels to make pharmacy interactions as personalized and seamless as possible.

CVS Health leaders will discuss how a fully integrated company is creating measurable value for customers and shareholders. This includes highlighting a multi-year observational study of Aetna’s commercial self-funded business that shows consistent improvement in utilization and cost of care when the member has both Aetna medical and pharmacy benefits. Integrated members were associated with a sustained 3 – 6% decrease in per member per month medical costs over a three-year period. Members who filled prescriptions at CVS Pharmacy locations were associated with 6% higher adherence across important chronic conditions, including congestive heart disease, diabetes, and hypertension, and demonstrated at least a 40% higher level of engagement in supportive care management programs in 2020.

CVS Health CFO and Executive Vice President Shawn Guertin will discuss the company’s 2022 financial outlook in detail, the company’s capital allocation strategy and its long-term outlook and growth targets. As part of its long-term growth trajectory, CVS Health is targeting a return to low double-digit adjusted EPS growth in 2024 and beyond.

“We have a strategic financial approach that will focus on a combination of foundational business growth, new sources of incremental value and strategic capital deployment in order to reach our long-term growth targets and drive shareholder returns,” Guertin said. “We will also continue to prudently manage our balance sheet, while deploying capital against growth areas such as capability-focused M&A targets that will fit with our unique collection of assets and help accelerate our vision.”

2021 Guidance

The company is updating its 2021 full year projections:

•Total Revenues: at least $290.3 billion from a prior range of $286.5 to $290.3 billion
•Adjusted Operating Income: at least $16.6 billion from a prior range of $16.4 to $16.6 billion
•GAAP EPS: $5.50 to $5.61 from a prior range of $5.46 to $5.67
•Adjusted EPS: at least $8.00 from a prior range of $7.90 to $8.00
•Cash Flow from Operations: at least $13.5 billion from a prior range of $13.0 to $13.5 billion

2022 Guidance

The company is initiating 2022 full year projections:

•Total Revenues: $304.0 to $309.0 billion
•Adjusted Operating Income: $16.7 to $17.1 billion
•Adjusted EPS: $8.10 to $8.30
•GAAP EPS: $7.04 to $7.24
•Cash Flow from Operations: $12.5 to $13.0 billion

Capital Deployment

In addition, the company will increase its yearly dividend by 10%, from $2.00 to $2.20, effective with the next dividend distribution on February 1, 2022. The company also has authorized a $10 billion share repurchase program, which will be used to at least offset share count dilution in 2022. This is the first time CVS Health has increased its dividend or repurchased stock since 2017.

Investor Day Webcast

The event will begin at 8:00 AM ET. An audio and video webcast will be broadcast simultaneously on the Investor Relations portion of the CVS Health website at investors.cvshealth.com. Presentations and other accompanying material will be available on the website shortly before the event begins and archived for one year along with a replay of the event.

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About CVS Health
CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues including more than 40,000 physicians, pharmacists, nurses, and nurse practitioners. Wherever and whenever people need us, we help them with their health whether that’s managing chronic diseases, staying compliant with their medications, or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system and their personal health care by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Learn more at www.cvshealth.com.

Cautionary Statement Concerning Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include references to CVS Health Corporation’s priority areas for strategic growth, the 2022 financial outlook, long term growth targets, capital deployment, Ms. Lynch’s quotation and Mr. Guertin’s quotation, the information under the headings “2021 Guidance” and “2022 Guidance” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the continuing uncertainties related to the COVID-19 pandemic, including the impact of new and existing variants on consumer behavior, health care utilization patterns and federal, state and local response to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and our current report on Form 8-K filed on November 18, 2021.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including adjusted operating income and adjusted earnings per share. In accordance with SEC regulations, you can find the definitions of the Non-GAAP items mentioned, as well as the reconciliations to the most directly comparable GAAP measures, below in this press release.

Media contact
T.J. Crawford
212-457-0583
CrawfordT2@CVSHealth.com

Investor contact
Susie Lisa, CFA
401-770-4050
Susan.Lisa@CVSHealth.com

Reconciliations of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of measurement period, gains/losses on divestitures and the receipt of amounts owed to the Company under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) risk corridor program. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. The following are reconciliations of projected operating income to projected adjusted operating income:

	Year Ending
	December 31,
	2021E		2020
In millions	Low	High	Actual
Operating income (GAAP measure)	$12,630	$12,830	$13,911
Amortization of intangible assets	2,260	2,260	2,341
Acquisition-related integration costs (1)	160	160	332
Store impairments (2)	1,200	1,000	—
Goodwill impairment (3)	431	431	—
Acquisition purchase price adjustment outside of measurement period (4)	(61)	(61)	—
Gain on divestiture of subsidiary (5)	—	—	(269)
Receipt of fully reserved ACA risk corridor receivable (6)	—	—	(307)
Adjusted operating income	$16,620	$16,620	$16,008
_____________________________________________
(1)Acquisition-related integration costs relate to the Aetna acquisition.
(2)In connection with a planned closure of approximately 900 stores over the next three years, the Company expects to record an impairment charge in the fourth quarter of 2021 of between $1.0 billion to $1.2 billion. This charge relates to the write-down of operating lease right-of-use assets and property and equipment. The charge is included in the Retail/LTC segment. The amount of this expected impairment charge is an estimate, and the actual charge may vary due to a variety of factors.
(3)The goodwill impairment charge was recorded in the third quarter of 2021 in the long-term care (“LTC”) reporting unit within the Retail/LTC segment.
(4)In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period and is reflected within the Health Care Benefits segment.
(5)During the year ended December 31, 2020, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of the Workers’ Compensation business, which the Company sold on July 31, 2020 for approximately $850 million. The gain on divestiture is reflected as a reduction in operating expenses in the Company’s consolidated statements of operations within the Health Care Benefits segment in the year ended December 31, 2020.
(6)During the year ended December 31, 2020, the Company received $313 million owed to it under the ACA’s risk corridor program that was previously fully reserved for as payment was uncertain. After considering offsetting items such as the ACA’s minimum medical loss ratio (“MLR”) rebate requirements and premium taxes, the Company recognized pre-tax income of $307 million in the Company’s consolidated statements of operations within the Health Care Benefits segment.

	Year Ending
	December 31,
	2022E		2021E
In millions	Low	High	Midpoint
Operating income (GAAP measure)	$14,870	$15,220	$12,730
Non-GAAP adjustments:
Amortization of intangible assets	1,870	1,870	2,260
Acquisition-related integration costs (1)	—	—	160
Store impairments (2)	—	—	1,100
Goodwill impairment (3)	—	—	431
Acquisition purchase price adjustment outside of measurement period (4)	—	—	(61)
Adjusted operating income	$16,740	$17,090	$16,620
_____________________________________________
(1)Acquisition-related integration costs relate to the Aetna acquisition.
(2)In connection with a planned closure of approximately 900 stores over the next three years, the Company expects to record an impairment charge in the fourth quarter of 2021 of between $1.0 billion to $1.2 billion. This charge relates to the write-down of operating lease right-of-use assets and property and equipment. The charge is included in the Retail/LTC segment. The amount of this expected impairment charge is an estimate, and the actual charge may vary due to a variety of factors.
(3)The goodwill impairment charge was recorded in the third quarter of 2021 in the LTC reporting unit within the Retail/LTC segment.
(4)In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period and is reflected within the Health Care Benefits segment.

Adjusted Earnings Per Share
(Unaudited)

GAAP diluted Earnings Per Share (“EPS”), Adjusted EPS, and Baseline Adjusted EPS respectively, are calculated by dividing income from continuing operations attributable to CVS Health, adjusted income from continuing operations attributable to CVS Health and baseline adjusted income from continuing operations attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income from continuing operations attributable to CVS Health as income from continuing operations attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store impairments, goodwill impairments, acquisition purchase price adjustments outside of measurement period, gains/losses on divestitures, receipt of amounts owed to the Company under the ACA risk corridor program, losses on early extinguishment of debt and the corresponding tax benefit or expense related to the items excluded from adjusted income from continuing operations attributable to CVS Health. Baseline adjusted income from continuing operations attributable to CVS Health also excludes from income from continuing operations attributable to CVS Health the impact of items that the Company cannot project for future periods such as realized capital gains and losses, changes in prior years’ health care costs estimates, and includes an estimate of the full year incremental expense related to our minimum wage increase and the corresponding tax benefit or expense per share related to the such items excluded from or added to baseline Adjusted EPS above. The following are reconciliations of projected GAAP diluted EPS to projected Adjusted EPS and Baseline Adjusted EPS:

	2021E				2020
	Low		High		Actual
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$7,311	$5.50	$7,460	$5.61	$7,188	$5.47
Non-GAAP adjustments:
Amortization of intangible assets	2,260	1.70	2,260	1.70	2,341	1.78
Acquisition-related integration costs (1)	160	0.12	160	0.12	332	0.25
Store impairments (2)	1,200	0.90	1,000	0.75	—	—
Goodwill impairment (3)	431	0.33	431	0.33	—	—
Acquisition purchase price adjustment outside of measurement period (4)	(61)	(0.05)	(61)	(0.05)	—	—
Gain on divestiture of subsidiary (5)	—	—	—	—	(269)	(0.20)
Receipt of fully reserved ACA risk corridor receivable (6)	—	—	—	—	(307)	(0.23)
Loss on early extinguishment of debt (7)	468	0.35	468	0.35	1,440	1.09
Tax impact of non-GAAP adjustments (8)	(1,129)	(0.85)	(1,078)	(0.81)	(877)	(0.67)
Receipt of ACA risk corridor receivable attributable to noncontrolling interest, net of tax (6)	—	—	—	—	12	0.01
Adjusted income from continuing operations attributable to CVS Heath	$10,640	$8.00	$10,640	$8.00	$9,860	$7.50
Total baseline adjustments (9)		(0.40)		(0.40)
Baseline adjusted EPS (9)		$7.60		$7.60

Weighted average diluted shares outstanding		1,330		1,330		1,314
_____________________________________________
(1)Acquisition-related integration costs relate to the Aetna acquisition.
(2)In connection with a planned closure of approximately 900 stores over the next three years, the Company expects to record an impairment charge in the fourth quarter of 2021 of between $1.0 billion to $1.2 billion. This charge relates to the write down of operating lease right-of-use assets and property and equipment. The charge is included in the Retail/LTC segment. The amount of this expected impairment charge is an estimate, and the actual charge may vary due to a variety of factors.
(3)The goodwill impairment charge was recorded in the third quarter of 2021 in the LTC reporting unit within the Retail/LTC segment.
(4)In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period and is reflected within the Health Care Benefits segment.
(5)In 2020, gain on divestiture of subsidiary represents the pre-tax gain on the sale of the Workers’ Compensation business, sold on July 31, 2020 for approximately $850 million.
(6)Reflects the receipt of $313 million owed to the Company under the ACA’s risk corridor program during October 2020 that was previously fully reserved for as payment was uncertain. After considering offsetting items such as the ACA’s MLR rebate requirements and premium taxes, the Company recognized pre-tax income of approximately $307 million within the Health Care Business during the fourth quarter of 2020. The portion of the ACA risk corridor payment attributable to noncontrolling interest was $12 million related to third party ownership interests in the Company's consolidated operating entities.
(7)During the year ending December 31, 2021, the loss on early extinguishment of debt relates to the Company’s repayment of approximately $2.0 billion of its outstanding senior notes in August 2021 pursuant to its tender offers for such senior notes, which resulted in a $363 million loss on the early extinguishment of debt in the third quarter of 2021, and the expected repayment of approximately $2.3 billion of its outstanding senior notes in December 2021 pursuant to its make-whole provision for such senior notes, which is expected to result in an estimated loss on the early extinguishment of debt in the fourth quarter of approximately $105 million. During the year ended December 31, 2020, the loss on early extinguishment of debt relates to the Company’s repayment of $4.5 billion of its outstanding senior notes in December 2020 pursuant to its tender offers for such senior notes and the Company’s repayment of $6.0 billion of its outstanding senior notes in August 2020 pursuant to its tender offer for such senior notes.
(8)Represents the corresponding tax benefit or expense related to the items excluded from Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.
(9)In order to enhance the Company’s and investors’ ability to set Adjusted EPS growth expectations for future periods, the Company adjusted its projected 2021 Adjusted EPS to remove the following items when determining baseline Adjusted EPS: (i) the impact of items that it cannot project for future periods such as realized capital gains and losses and changes in prior years' health care costs estimates, (ii) including the estimated impact of the full year incremental expense related to our minimum wage increase and (iii) the corresponding tax benefit or expense per share related to the items excluded from or included in baseline Adjusted EPS above. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. The Company experiences net realized capital gains or net realized capital losses, however the Company cannot project the amount of such gains or losses. In addition, the Company experiences changes to its prior years’ health care cost estimates, however the Company cannot project the amount of such changes in estimates. The Company is including the full year projected impact of the labor costs to make it comparable to future periods which will include a full year of the increased labor cost. When determining the income tax impact of the baseline Adjusted EPS adjustments, the nature of the total baseline adjustments were evaluated to determine whether a discrete adjustment should be made to the baseline income tax provision.

	Year Ending December 31, 2022E
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Income from continuing operations (GAAP measure)	$9,370	$7.04	$9,630	$7.24
Non-GAAP adjustments:
Amortization of intangible assets	1,870	1.41	1,870	1.41
Tax impact of non-GAAP adjustments (1)	(470)	(0.35)	(470)	(0.35)
Adjusted income from continuing operations attributable to CVS Health	$10,770	$8.10	$11,030	$8.30

Weighted average diluted common shares outstanding		1,330		1,330
_____________________________________________
(1)Represents the corresponding tax benefit or expense related to the items excluded from Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.